Federal Signal Q4 2025 Earnings Call February 25, 2026 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Forward-looking statements should not be relied upon as a predictor of actual results. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts including tariffs and other trade conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increases in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results, and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation, or in other investor materials filed with the SEC. 2

Full-Year Financial Highlights ** 3 * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures **Comparisons versus full year 2024 • Record net sales of $2.18 B, up $319 M, or 17% • Organic growth of $205 M, or 11% • Operating income of $340.9 M, up $59.5 M, or 21% • Net income of $246.6 M, up $30.3 M, or 14% • Adjusted EBITDA* of $438.9 M, up $88.3 M, or 25% • Adjusted EBITDA margin* of 20.1%, vs. 18.8% • GAAP diluted EPS of $4.01, up $0.51, or 15% • Record adjusted EPS* of $4.23, up $0.89, or 27% • Orders of $2.22 B, up $374 M, or 20% • Backlog of $1.04 B, up $45 M, or 5%

Q4 Highlights ** 4 * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures **Comparisons versus Q4 of 2024 • Net sales of $597 M, up $125 M, or 27% • Organic growth of $85 M, or 18% • Operating income of $83.5 M, up $13.4 M, or 19% • Net income of $60.8 M, up $10.8 M, or 22% • Adjusted EBITDA* of $119.4 M, up $30.1 M, or 34% • Adjusted EBITDA margin* of 20.0%, vs. 18.9% • GAAP diluted EPS of $0.99, up $0.18, or 22% • Adjusted EPS* of $1.16, up $0.29, or 33% • Orders of $647 M, up $201 M, or 45%

5 Group and Corporate Results * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures $ millions, except % Q4 2025 Q4 2024 % Change Orders 565.5$ 365.0$ 55% Net sales 504.1 396.1 27% Operating income 87.7 65.1 35% Operating margin 17.4% 16.4% Adjusted EBITDA* 109.0 82.9 31% Adjusted EBITDA margin* 21.6% 20.9% Orders 81.5 81.2 0% Net sales 93.0 75.9 23% Operating income 22.3 15.5 44% Operating margin 24.0% 20.4% Adjusted EBITDA* 23.4 16.4 43% Adjusted EBITDA margin* 25.2% 21.6% Corporate expenses 26.5 10.5 152% Consolidated Orders 647.0 446.2 45% Net sales 597.1 472.0 27% Operating income 83.5 70.1 19% Operating margin 14.0% 14.9% Adjusted EBITDA* 119.4 89.3 34% Adjusted EBITDA margin* 20.0% 18.9% Environmental Solutions Group Safety and Security Systems Group

Consolidated Statement of Operations 6 * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures $ mill ions, except % and per share Q4 2025 Q4 2024 $ Change % Change Net sales 597.1$ 472.0$ 125.1$ 27% Cost of sales 427.8 339.4 88.4 26% Gross profit 169.3 132.6 36.7 28% SEG&A expenses 67.4 58.4 9.0 15% Amortization expense 5.1 3.8 1.3 34% Acquisition and integration-related expenses, net 13.3 0.3 13.0 NM Operating income 83.5 70.1 13.4 19% Interest expense, net 4.8 3.1 1.7 55% Pension settlement charges - 3.8 (3.8) NM Other expense, net 0.1 0.3 (0.2) -67% Income tax expense 17.8 12.9 4.9 38% Net income 60.8$ 50.0$ 10.8$ 22% Diluted EPS 0.99$ 0.81$ 0.18$ 22% Adjusted EPS* 1.16$ 0.87$ 0.29$ 33% Gross Margin 28.4% 28.1% SEG&A expenses as a % of net sales 11.3% 12.4% Effective tax rate 22.6% 20.5%

Adjusted Earnings per Share *

($ in millions)	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2025	Twelve Months Ended December 31, 2024
Net income, as reported	$ 60.8	$ 50.0	$ 246.6	$ 216.3
Add:				
Income tax expense	17.8	12.9	77.9	47.6
Income before income taxes	78.6	62.9	324.5	263.9
Add:				
Acquisition and integration-related expenses, net	13.3	0.5	16.0	2.8
Pension-related charges (1)	-	3.8	-	3.8
Debt settlement charges (2)	0.1	-	0.1	-
Purchase accounting effects (3)	1.2	1.3	2.4	1.3
Adjusted income before income taxes	$ 93.2	$ 68.5	$ 343.0	$ 271.8
Adjusted income tax expense (4) (5)	(21.6)	(14.7)	(82.8)	(65.5)
Adjusted net income	**$ 71.6**	**$ 53.8**	**$ 260.2**	**$ 206.3**
Diluted EPS, as reported	$ 0.99	$ 0.81	$ 4.01	$ 3.50
Adjusted EPS*	**$ 1.16**	**$ 0.87**	**$ 4.23**	**$ 3.34**

(1) Pension-related charges in the three and twelve months ended December 31, 2024 include $3.8 million of pension settlement charges incurred in connection with a limited-time voluntary lump-sum pension offering.

(2) During the three and twelve months ended December 31, 2025 the Company wrote off $0.1 million of unamortized deferred financing fees associated with its prior credit agreement in connection with entering into the 2025 Credit Agreement. Such costs are included as a component of Interest expense, net on the Consolidated Statements of Operations.

(3) Purchase accounting effects in the three and twelve months ended December 31, 2025 and 2024 relate to adjustments to exclude the step-up in the valuation of inventory acquired in connection with acquisitions that was sold subsequent to the acquisition date and the depreciation of the step-up in the valuation of acquired rental equipment, where applicable. Such costs are included as a component of Cost of sales on the Consolidated Statements of Operations.

(4) Adjusted income tax expense for the three and twelve months ended December 31, 2025 was recomputed after excluding the tax effects of acquisition and integration-related expenses, net, debt settlement charges, and purchase accounting effects, where applicable. Adjusted income tax expense for the twelve months ended December 31, 2025 also excludes a $0.2 million discrete tax benefit recognized in connection with the amendment of certain state tax returns to claim a worthless stock deduction.

(5) Adjusted income tax expense for the three and twelve months ended December 31, 2024 was recomputed after excluding the tax effects of acquisition and integration-related expenses, net, pension-related charges, and purchase accounting effects, where applicable. Adjusted income tax expense for the three and twelve months ended December 31, 2024 also excludes discrete tax benefits of $0.3 million and $15.9 million, respectively, that were recognized in connection with the amendment of certain federal and state tax returns to claim a worthless stock deduction.

FEDERAL SIGNAL

** Non-GAAP financial measure. See appendix for additional information on non-GAAP measures.*

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* Dollar amounts as of, or for the quarter ending 12/31/2025, unless otherwise noted ** Net debt is a non-GAAP measure and is computed as total outstanding debt of $565.1 M, less total cash and cash equivalents of $63.7 M *** Cash conversion is a non-GAAP measure computed as net cash provided by operating activities divided by net income. See appendix for reconciliation to GAAP measures **** Includes $11.5 M purchase of previously-leased manufacturing facility that is classified within financing activities on the statement of cash flows 8 Financial Strength and Flexibility * • Cash and cash equivalents of ~$64 M • Net debt of ~$501 M ** • In October 2025, executed a new five-year, $1.5 B credit agreement, represented by a $1.1 B revolving credit facility and a $400 M delayed draw term loan, with opportunity to increase further, subject to lenders’ approval • ~$925 M of availability under revolving credit facility • Net debt leverage remains at a comfortable level • Compliant with all covenants with significant headroom Strong capital structure • Q4 operating cash generation of ~$97 M, up $7 M, or 7%, vs. Q4 last year • Full-year operating cash generation of ~$255 M, up $23 M, or 10%, vs. 2024 • Full-year cash conversion of 103% *** • Capital expenditures of ~$39 M in 2025 **** • Completed New Way acquisition in December 2025 for initial payment of ~$413 M • Completed Mega Corp. acquisition in January 2026 for initial payment of ~$45 M (Q1 2026 event) • Paid $8.5 M for dividends in Q4, reflecting dividend of $0.14 per share • ~$157 M of authorization remaining under share repurchase programs (~2% of market cap) Healthy cash flow and access to cash facilitate organic growth investment, M&A and cash returns to stockholders

CEO Remarks – Q4 Performance ** 9 • Outstanding execution by both groups contributed to a record-setting Q4 across net sales, adjusted EPS* and adjusted EBITDA margin* • Environmental Solutions Group highlights:  YoY net sales growth of 27%; 31% increase in adjusted EBITDA*  70 basis point YoY increase in adjusted EBITDA margin* to 21.6%  Aftermarket revenues +20% YoY; represented 24% of ESG net sales in Q4  Recent acquisitions contributed to YoY net sales growth (~$40 M or ~10%)  YoY improvement was broad-based across several product lines: sewer cleaners, safe-digging trucks, street sweepers, metal extraction support equipment, and road-marking and line-removal trucks • Safety and Security Systems Group highlights:  YoY net sales growth of 23% YoY, 43% increase in adjusted EBITDA*  360 basis point YoY increase in adjusted EBITDA margin* to 25.2% • Generated ~$255 M of cash from operations in 2025, representing ~103% cash conversion***  Continue to target 100% cash conversion*** on annual basis * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures ** Comparisons versus Q4 of 2024, unless otherwise noted *** Cash conversion is a non-GAAP measure computed as net cash provided by operating activities divided by net income. See appendix for reconciliation to GAAP measures

CEO Remarks – Market Conditions *

($ in millions)

Consolidated	Q4:24	Q1:25	Q2:25	Q3:25	Q4:25	FY25
Reported Net Sales	**$ 472.0**	**$ 463.8**	**$ 564.6**	**$ 555.0**	**$ 597.1**	**$ 2,180.5**
Less: Third-Party (Labrie) Refuse Truck Net Sales	$ 13.6	$ 12.3	$ 18.0	$ 18.6	$ 24.4	$ 73.3
Pro-Forma Net Sales	**$ 458.4**	**$ 451.5**	**$ 546.6**	**$ 536.4**	**$ 572.7**	**$ 2,107.2**

Consolidated	Q4:24	Q1:25	Q2:25	Q3:25	Q4:25	FY25
Reported Orders	**$ 446.2**	**$ 567.9**	**$ 539.7**	**$ 466.9**	**$ 647.0**	**$ 2,221.5**
Less: Impact from M&A, net (Acquired Backlog)	$ (8.0)	$ 20.5	$ -	$ -	$ 132.0	$ 152.5
Less: Third-Party (Labrie) Refuse Truck Net Sales	$ 4.4	$ 13.2	$ 7.4	$ 4.8	$ 1.6	$ 27.0
Pro-Forma Orders	**$ 449.8**	**$ 534.2**	**$ 532.3**	**$ 462.1**	**$ 513.4**	**$ 2,042.0**
YoY Change in Q4 pro-forma orders ($)					**$ 63.6**	
YoY Change in Q4 pro-forma orders (%)					**14%**	

- Given that we stopped taking orders for third-party (Labrie) refuse trucks in Q4:25, we have provided additional historical sales and order disclosures to facilitate appropriate comparisons
- Excluding the impact of acquired backlog and third-party (Labrie) refuse truck orders, Q4 orders increased ~$64 M, or 14%, YoY
- Within product lines, we experienced particular strength in demand for sewer cleaners, safe-digging and vacuum trucks, metal extraction support equipment, and road-marking and line-removal trucks
- Q4 backlog of ~$1.04 B provides excellent visibility into 2026 for certain product lines
  - Backlog includes ~$80 M of third-party (Labrie) refuse orders

FEDERAL SIGNAL

** Comparisons versus Q4 of 2024*

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CEO Remarks – Update on Multi-Year Growth Strategy

New Way Trucks Integration

- Encouraged by early results and integration progress
- Continue to expect $15-$20 M of annual synergies substantially realized by the end of 2028
- Consistent with the outlook provided in September 2025, expecting the New Way acquisition to be approximately adjusted EPS neutral in 2026, inclusive of a preliminary estimate of intangible asset amortization expense



Acquisition of Mega Equipment LLC (Metal Extraction Support Equipment)

- Closed acquisition of Mega, a New Mexico based manufacturer of specialty trucks, parts, and equipment for the metal extraction support equipment sector for an initial purchase price of ~$45 M in January 2026
- Highly complementary to Ground Force and TowHaul
- Identified synergies across sales channel optimization, production optimization, procurement, and aftermarket parts
- Expect acquisition to be modestly accretive to EPS and cash flow in 2026

Investing & Harnessing the Power of our Specialty Vehicle Platform

- Look to drive organic growth in excess of end-market growth as we harness the power of our specialty vehicle platform
- Investing in the scaling of our internal centers of excellence
- In 2026, we see specific opportunities to drive several sales, new product development and dealer optimization initiatives forward across our vacuum trucks, street sweepers, specialty dump body, multi-purpose maintenance vehicle, refuse collection and road-marking verticals
- Actively evaluating M&A opportunities across both our ESG and SSG segments, consistent with our stated M&A target criteria
- Modest debt leverage, strong visibility to cash flow, and internal integration structure provide sufficient flexibility for additional M&A opportunities


Unlocking Growth Opportunities
Operational Excellence
Best-In Class Customer Service
Specialty Vehicle Platform
New Product Development
Procurement
Data & Market Intelligence
FS Operational System
Sales Channel Alignment
Supply Chain Optimization
Dealer Development
Aftermarket Support

FEDERAL SIGNAL
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2026 Financial Outlook 12 Issuing 2026 Guidance • Full-Year Adjusted EPS1 Outlook of $4.50 to $4.80 • At midpoint, would represent another year of double- digit growth, and the highest EPS level in our history • Full-year net sales of $2.55 B to $2.65 B • Would represent YoY growth of 17% - 22% • Capital expenditures of $45 M to $55 M Assumptions • In line with typical seasonal patterns, expect Q1 net sales and adjusted EPS* to be lower than subsequent quarters due to less aftermarket revenue capture • Interest expense of ~$27 M - $29 M, without additional M&A • Other expense of ~$2.5 M - $3.0 M • Effective tax rate of ~25%, excluding discrete items, vs. 24% in 2025 (represents YoY EPS headwind of ~$0.06) • ~61.5 M weighted average shares outstanding • Acquisition-related amortization expense of ~$26 M - $28 M, vs. $18.4 M in 2025; outlook includes preliminary estimate of New Way and Mega intangible asset amortization expense (represents YoY EPS headwind of ~$0.10) • Depreciation expense of ~$72 M - $74 M • Outlook includes contribution from Mega 1. Adjusted earnings per share (“EPS”) is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In the three and twelve months ended December 31, 2025 and 2024, we made adjustments to exclude the impact of acquisition and integration-related expenses, net, debt settlement charges, purchase accounting effects, and certain special income tax items, where applicable. In prior years, we have also made adjustments to exclude the impact of pension-related charges and certain other unusual or non-recurring items. Should any similar items occur in 2026, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).

Federal Signal Q4 2025 Earnings Call 13 Q&A February 25, 2026 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1333 Butterfield Road, Suite 500 Downers Grove, IL 60515 INVESTOR RELATIONS 630-954-2000 Felix Boeschen VP, Corporate Strategy and Investor Relations fboeschen@federalsignal.com 14

Federal Signal Q4 2025 Earnings Call 15 Appendix

Non-GAAP Measures 16 • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2025 and 2024 net income and diluted EPS provides additional measures which are representative of the Company’s underlying performance and improves the comparability of results between reporting periods. During the three and twelve months ended December 31, 2025 and 2024, adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related expenses, net, pension-related charges, debt settlement charges, purchase accounting effects, and certain special tax items, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales ("adjusted EBITDA margin"), at both the consolidated and segment level, as additional measures which are representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, net, pension settlement charges, acquisition and integration-related expenses, net, purchase accounting effects, other expense, net, income tax expense, and depreciation and amortization expense, as applicable. Consolidated adjusted EBITDA margin is a non-GAAP measure that represents the total of net income, interest expense, net, pension settlement charges, acquisition and integration-related expenses, net, purchase accounting effects, other expense, net, income tax expense, and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable, divided by segment net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment operating income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. • Cash conversion is a non-GAAP measure that is computed by dividing net cash provided by operating activities by net income (represented as a percentage). The Company believes that cash conversion provides investors with a view of the Company’s ability to convert its earnings into cash. Other companies may use different methods to calculate cash conversion.

Consolidated Adjusted EBITDA 17 $ millions, except % 2025 2024 2025 2024 Net income 60.8$ 50.0$ 246.6$ 216.3$ Add: Interest expense, net 4.8 3.1 14.1 12.5 Pension settlement charges - 3.8 - 3.8 Acquisition and integration-related expenses, net 13.3 0.5 16.0 2.8 Purchase accounting effects * 1.0 1.1 1.5 1.1 Other expense, net 0.1 0.3 2.3 1.2 Income tax expense 17.8 12.9 77.9 47.6 Depreciation and amortization 21.6 17.6 80.5 65.3 Consolidated adjusted EBITDA 119.4$ 89.3$ 438.9$ 350.6$ Net Sales 597.1$ 472.0$ 2,180.5$ 1,861.5$ Consolidated adjusted EBITDA margin 20.0% 18.9% 20.1% 18.8% Three Months Ended December 31, Twelve Months Ended December 31, * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.2 million for the three months ended December 31, 2025 and 2024, respectively, and $0.9 million and $0.2 million for the twelve months ended December 31, 2025 and 2024, respectively.

Segment Adjusted EBITDA 18 $ millions, except % ESG Q4 2025 Q4 2024 Operating Income 87.7$ 65.1$ Add: Acquisition and integration-related expenses, net - 0.2 Purchase accounting effects * 1.0 1.1 Depreciation and amortization 20.3 16.5 Adjusted EBITDA 109.0$ 82.9$ Net Sales 504.1$ 396.1$ Adjusted EBITDA margin 21.6% 20.9% SSG Q4 2025 Q4 2024 Operating Income 22.3$ 15.5$ Add: Depreciation and amortization 1.1 0.9 Adjusted EBITDA 23.4$ 16.4$ Net Sales 93.0$ 75.9$ Adjusted EBITDA margin 25.2% 21.6% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.2 million for the three months ended December 31, 2025 and 2024, respectively.

Cash Conversion 19 $ in millions, except % Net Cash Provided by Operating Activities - Year Ended December 31, 2025 (A) 254.7$ Net Income - Year Ended December 31, 2025 (B) 246.6$ Cash Conversion (A/B) 103%